Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2015 THIRD-QUARTER RESULTS

MONROE, MI., February 17, 2015—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2015 third quarter ended January 24, 2015.

Fiscal 2015 third-quarter highlights for continuing operations:

•                  Consolidated sales for the quarter increased 3.3%

•                  Consolidated operating income increased to $26.9 million

•                  Upholstery segment posted an 11.0% operating margin

•                  Retail segment posted a 4.7% operating margin

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 6.5%

•                  The company generated cash from operating activities of $23.3 million

For the fiscal 2015 third quarter, sales were $357.9 million, up 3.3% compared with the prior year’s third quarter, and income from continuing operations attributable to La-Z-Boy Incorporated was $17.8 million, or $0.34 per diluted share, which included a $0.01 per share after-tax gain related to restructuring. This compares with $17.5 million, or $0.33 per diluted share, in last year’s third quarter. Adjusted income from continuing operations attributable to La-Z-Boy Incorporated per share was $0.33 in the third quarter of fiscal 2015, versus $0.33 in the third quarter of fiscal 2014.

The following table provides a reconciliation of our income from continuing operations attributable to La-Z-Boy Incorporated to adjusted income from continuing operations attributable to La-Z-Boy Incorporated.

Reconciliation of Non-GAAP Financial Information

	Quarter Ended		Nine Months Ended
(Amounts in thousands, except per share data)	1/24/2015	1/25/2014	1/24/2015	1/25/2014
Income from continuing operations attributable to La-Z-Boy Incorporated	$17,833	$17,470	$47,661	$44,210
Adjustment for special items (after-tax impact):
Restructuring	(509)	(40)	(729)	(77)
Tax benefit - deferred tax valuation allowance reversal	—	—	—	(881)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$17,324	$17,430	$46,932	$43,252

Diluted net income attributable to La-Z-Boy Incorporated per share:
Income from continuing operations attributable to La-Z-Boy Incorporated	$0.34	$0.33	$0.90	$0.82
Adjustment for special items:
Restructuring	(0.01)	—	(0.01)	—
Tax benefit - deferred tax valuation allowance reversal	—	—	—	(0.02)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$0.33	$0.33	$0.89	$0.80

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “We are continuing to make progress in all three segments of our business to deliver long-term profitable growth. We are increasing our penetration throughout North America with the build out of the La-Z-Boy Furniture Galleries® network through our 4-4-5 expansion strategy. In addition to fueling top-line growth, the additional volume associated with an increased store count will allow us to leverage the fixed-cost structure of our manufacturing facilities and bolster our earnings power. At the same time, our company-owned retail segment is delivering improved performance, and we have strengthened our casegoods business by making numerous changes to our business model. During the third quarter, we generated $23 million in cash from operations and our balance sheet remains strong, giving us the flexibility to continue to make strategic investments throughout the enterprise to deliver growth and operational efficiencies.”

Wholesale Segments

For the fiscal 2015 third quarter, sales in the company’s upholstery segment increased 2.2% to $286.3 million from $280.3 million in the prior year’s third quarter. Sales in the casegoods segment were $26.0 million, up 1.0% from $25.8 million in the fiscal 2014 third quarter.

Darrow commented, “Within our upholstery segment, we were pleased with the written volume increases experienced across the La-Z-Boy Furniture Galleries® network and wholesale upholstery businesses for the quarter. Same-store sales for the Furniture Galleries® network increased 6.5% for the period. Additionally, our wholesale upholstery written business grew 10.3%, with the pace of business accelerating in the second half of the quarter. With a business model that emphasizes customization, coupled with a four-to-six-week lead time for deliveries, many orders were not scheduled during the period and will roll into delivered sales for the fourth quarter. The improvement in written sales during and after the holiday season was experienced across all regions and distribution channels.”

Darrow added, “We achieved an 11% operating margin for the quarter while continuing to invest in our business to strengthen it for the long term. While having a short-term impact on earnings, we believe these investments are necessary building blocks for the future. Among these initiatives was the ongoing implementation throughout our La-Z-Boy branded facilities of our new ERP system, which causes temporary manufacturing inefficiencies. We are in the final stages of the plant implementation and plan for the process to be complete by the end of the fiscal 2016 first quarter. During the period, we also had additional spending related to the replacement of our website and e-Commerce technology platform, which will provide a ‘best-in-class’ mobile and desktop site experience, making it much easier and more inspiring for consumers to explore and shop for our products. We expect the new platform to go live in August. Also, during the quarter, our warranty expense increased compared with last year’s third quarter due to a favorable adjustment to our warranty liability in the prior-year period coupled with higher parts and labor costs for this year’s quarter. Offsetting some of these factors were proceeds from a legal settlement.”

Darrow added, “On the casegoods side of the business, we improved profitability on essentially flat sales, reflecting the successful transition to an all-import model. On the merchandising side, we continue to make progress in refreshing the product offering to more transitional and casual styles to appeal to a wider consumer base. To date, the new assortment has been well received, and five new collections introduced in October are expected to arrive on retail floors this spring.”

Retail Segment

In the third quarter of fiscal 2015, retail delivered sales were $89.8 million, up 11.9% compared with the third quarter of last year. On the core base of 92 stores included in last year’s third quarter, delivered sales for the segment were up 4.7% compared with the year-ago period.

Darrow stated, “Our company-owned retail segment continues to make progress. Increased sales in our core base of stores allowed us to leverage the fixed-cost structure associated with the business and compensate for approximately $700,000 of expense associated with start-up costs of new stores, including labor, pre-opening rent, advertising and technology. During the period, the company opened two stores, remodeled one and closed two. With fourth-quarter activity factored in, we plan to end the year with 111 company-owned stores.”

Darrow added, “Early in the fourth quarter, we acquired four stores from an independent dealer in Southern California, bringing our company-owned store count in the market to 19. With complete ownership of the Southern California market now, we have the potential for additional stores and to enhance our growth opportunities in what is one of the company-owned retail segment’s two largest markets in the country. As part of our 4-4-5 strategy, we believe as we move toward the 400-store target, the percent of company-owned stores will increase, allowing us to further benefit from the blended operating margin associated with our integrated retail strategy. With the objective of earning a double-digit margin in our wholesale upholstery segment and a mid-single-digit margin in our retail segment, we believe the combined wholesale/retail operating margin has the potential to approach the mid-to-high teens.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the third quarter of fiscal 2015, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 6.5% versus last year’s third quarter.

Total written sales, which include new and closed stores, were up 10.7% for the third quarter. At the end of the third quarter, the La-Z-Boy Furniture Galleries® store system was composed of 326 stand-alone stores.

In addition to the two stores opened in the company-owned retail segment, our dealer network opened two stores, relocated two and closed one during the third quarter. Darrow commented, “We believe we will end fiscal 2015 with approximately 31 projects completed, including new stores, relocations and remodels, and plan to stay on a pace of between 30 to 35 projects annually for the next three years to reach our 400-store pinnacle. Our net new store count will increase by 11 this year. In addition, we will have reduced our “old” store count by 15 and will double the number of new concept design stores which are performing at a higher level than stores in the other formats. At the end of the third quarter, 59 of the 326 stores were in the new concept design.”

Balance Sheet and Cash Flow

During the quarter, the company generated $23.3 million in cash from operating activities. It ended the third quarter with $98.4 million in cash and cash equivalents, $45.3 million in investments to enhance returns on cash, and $9.6 million in restricted cash. In the period, the company had $15.9 million in capital expenditures, paid $4.1 million in dividends, and spent $16.1 million purchasing 640,000 shares of stock in the open market under its existing authorized share purchase program, leaving 6.3 million shares remaining in the program.

Dividend

The Board of Directors declared a regular quarterly cash dividend of $0.08 per share on the company’s stock. The dividend will be paid on March 10, 2015 to shareholders of record as of February 27, 2015.

Business Outlook

Darrow concluded, “We are encouraged by our business opportunities moving forward. Our brand remains the strongest in the industry, and our marketing initiatives continue to resonate with consumers. We are introducing compelling new product and are making a series of moves to drive growth while strengthening our manufacturing and retail platforms. At the same time, consumer confidence remains strong, and we believe we will continue to capture market share as we build out our store system throughout North America. With all these initiatives in place, I am confident we have the correct strategic plan in place to deliver long-term profitable growth to our shareholders.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 18, 2015, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions;  (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) our ability to defend ourselves from unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; and (t) those matters discussed in Item 1A of our fiscal 2014 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Non-GAAP Financial Information

The information contained in this press release is intended to supplement, rather than to supersede, our consolidated financial statements. We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. This press release contains references to income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share, both adjusted to exclude restructuring and the reversal of valuation allowances relating to our deferred tax assets. This press release includes a table reconciling these adjusted measures to the most directly comparable financial measures reported in accordance with GAAP.

Management does not expect the excluded items to significantly affect future operating results and believes that presenting income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share with those items excluded will help investors better understand our operating results for different periods on a comparable basis. The Reconciliation of Non-GAAP Financial Information table included in this press release presents the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and

Kincaid. The company-owned Retail segment includes 108 of the 326 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 326 stand-alone La-Z-Boy Furniture Galleries® stores and 567 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.